QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

Conference Call Script

Doug Guarino:

Good morning and welcome to the Inverness Medical Innovations conference call to discuss third quarter results for the quarter ending September 30, 2002.

We are joined today by Ron Zwanziger, CEO, Jerry McAleer, VP of Research & Development and Duane James, VP of Finance.

Before we get to that discussion though, I would first like to draw your attention to the fact that certain matters discussed in this conference call will constitute forward-looking statements within the meaning of the US securities laws. These statements reflect our current views with respect to future events or financial performance and are based on management's current assumptions and information currently available. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including: demand for our products, conditions in the financial markets, including our ability to obtain financing on satisfactory terms, fluctuations in interest rates and foreign currency exchange rates, operational integration associated with past, pending or any future acquisition transactions and other risks generally associated with such transactions, the potential market acceptance of the company's current and future product offerings, the intensely competitive environment in our chosen markets which could reduce our market share, limit our ability to increase market share or reduce our operating margins on product sales, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, manufacturing problems or delays and the risks that we may be unable to meet projected demand for products, the ability of the Company to successfully develop and commercialize products, the effect of pending and future legal proceedings on the company's financial performance and product offerings and the other risks and uncertainties described in the Company's reports filed from time to time with the SEC under the Securities Exchange Act of 1934, including, without limitation, the Company's Form 10-K/A for the year ended December 31, 2001 and Form 10-Q for the quarter ended June 30, 2002. The company undertakes no obligation to update any forward-looking statements.

With that, let me turn the call over to Inverness Medical Innovation's Chairman and CEO, Ron Zwanziger.

Ron Zwanziger:

Good morning everyone and thank you for joining us. Today, we will be discussing our financial performance and progress during the third quarter, as well as a number of new products that we expect to launch between now and the end of 2004. Not only are we pleased to have transitioned to profitability in the third quarter, as you can see in the press release, but also in the manner in which we have achieved it. We have successfully integrated our first two acquisitions and the results you have seen speak for themselves. As the numbers demonstrate, we continue to make progress in operations. We're also making very good progress in R&D and that sets the foundation for successful future growth, which Jerry McAleer will discuss later. But before we get into those details, I would like to turn the call over to our Vice President of Finance, Duane James, who will take us through the reported numbers.

Okay, Duane.

Duane James: Thanks, Ron

At the outset let me remind those of you who do not have the press release in front of you that because Inverness Medical Innovations prior to November 2001 had not historically been operated or accounted for as a stand-alone business, the results for the 2001 periods referenced today relate to historical consolidated financial statements for Inverness Medical Innovation's businesses which have been carved out of its predecessor company's (Inverness Medical Technology's) financial statements in accordance with the requirements of generally accepted accounting principles. In addition, our results for 2002 to date include the performance of the women's health business that we acquired from Unilever in December 2001, the nutritional and vitamin business we acquired in March 2002 and the Wampole diagnostic business that we acquired from Medpointe on September 20, 2002. Third quarter 2001 results do not include the performance of these three business units.

Net revenue for the third quarter of 2002 was $53.9 million as compared to revenue of $11.2 million for the third quarter of 2001. For the nine months ended September 2002, net revenues were $142.9 million as compared to $34.3 million for the same period a year ago.    The majority of the increase is due to revenue contributed from the businesses we've acquired since we became an independent company in November 2001.

Approximately 88% of our total revenues in the third quarter were related to consumer products while the other 12% related to clinical diagnostic products.

Gross margins were 45% of net product sales for the third quarter of 2002 compared to 41% in the second quarter of 2002. This is primarily due to improved manufacturing efficiency.

Research and development expense for the third quarter of 2002 was $3.6 million or 7% of revenues. We will continue to allocate significant resources to our R&D efforts.

Selling, general and administrative expenses were $17.2 million for the third quarter of 2002. The SG&A expenses were 32% of net sales during the third quarter down from 33% in the second quarter, 44% in the first quarter and 42% of net sales in the same quarter a year ago.

For the three months ended September 30, 2002, our income, excluding non-recurring and non-cash charges and income, was $1.4 million, or $0.12 per diluted share, compared to a loss, excluding non-recurring income, of $288,000, or $0.04 per diluted share, for the third quarter of 2001. We incurred $289,000 of non-cash charges, net of non-cash income. Giving full effect to these non-recurring and non-cash charges and income as required by accounting principles generally accepted in the United States, the net income for the third quarter of 2002 was $1.1 million compared to net income of $153,000 for the third quarter of 2001. After deducting an aggregate charge of $7.9 million consisting of accelerated amortization of the discounts and non-cash dividends on the Series A Preferred Stock, there was a net loss attributable to common shareholders of $0.65 per diluted share in the third quarter of 2002 compared to net income of $0.02 per diluted share in the third quarter of 2001.

Many of you have recently expressed interest in our earnings before interest, taxes, depreciation and amortization (EBITDA) and some of you have expressed interest in our free cash flow. Our EBITDA for the third quarter of 2002, excluding all non-cash charges and income, was $5.6 million, while our free cash flow for the third quarter was $7.5 million. Our EBITDA of $5.6 million is determined by adding back to our GAAP net income of approximately $1.1 million interest expense, net, of $895,000, which is included in our interest and other expense, net, line item in our statement of operations; an income tax provision of $671,000,depreciation and amortization of approximately $2.6 million, which is spread among a number of line items in our statement of operations, and our non-cash and non-recurring line item of $289,000. Our free cash flow of $7.5 million for the third quarter is determined by subtracting our capital expenditures of $1.8 million from our cash flow from operations of $9.3 million for the quarter. Our cash flow from operations is determined by adding back to our GAAP net income of $1.1 million depreciation and amortization expense of $2.6 million, $1.3 million to mark to market an interest rate swap, $104,000 for capitalized interest, and $4.2 million of positive cash flow for changes in working capital.

Our free cash flow in the third quarter was increased by several items including an inventory decrease of $2.5 million resulting from the conclusion of our diabetes kitting agreement with Lifescan and the depletion of extra inventory at our Women's Health business as we transitioned to a new single warehouse thereby reducing surplus held previously in two facilities to ensure a smooth transition, as well as through the accrual of approximately $1.0 million in acquisition related costs. Excluding these items would reduce the free cash flow to $4.0 million for the third quarter.

And now let me turn the call over to our VP of R&D, Jerry McAleer.

Jerry McAleer:

Thanks Duane.

In the past we have been reluctant to provide much detail about new product development activities for some obvious reasons. Primary among these have been the competitive risk and a healthy conservatism about not wanting to raise expectations too high because of the inherent difficulties in trying to anticipate future success of any research program.

We believe, however, that with the benefit of having assessed the performance of our new R&D center over the last 10 months, we are today in a better position to share with you some of our progress toward product introductions. Of course, we share these with the caveat that in our competitive markets we must maintain confidentiality with respect to specific product details and with the understanding that this detail is based on our analysis of the information available to us today.

Firstly we would like to acknowledge that we are delighted with the R&D assets we acquired as part of our acquisition of Unipath. The quality of the staff is excellent and product development is accelerating. As a result of this acceleration, we now anticipate being in a position to launch 4 new products between now and the end of 2004. We also believe that each of these has the potential to make a significant contribution to revenue and earnings growth.

As usual our focus is on substantial improvement in product design and performance and, of course, bringing to new applications the ease of use principles that our management and R&D team developed for our former parent's home diabetes products. The first 4 products we expect to launch are targeted towards the women's health, infectious diseases & anti-coagulation therapy markets. In addition, we also have a program of incremental improvement of our current products in women's health, the first of which we expect to launch in the next few months.

The women's health diagnostic category has changed little since Unipath introduced its one step pregnancy and ovulation tests in the late 80s and early 90s. We have been aware for quite some time that whilst women have widely accepted the use of pregnancy and ovulation tests, they are in many cases not confident in the results and are concerned that they may not have run the test correctly. Many women express a great deal of anxiety and difficulty in interpreting the results of a test, particularly at such a highly emotional time. This is an issue we take seriously and so, towards the end of 2003, we expect to launch a new technology pregnancy test with a novel format to specifically address these concerns and provide women with a pregnancy test result they can trust. We believe that this product will provide users with greater confidence in the test result than any product currently available in the market, eliminating the guesswork and interpretation of results that women often have to face today. With such characteristics, we believe that this product will have the potential to make a significant impact in this category.

The "Interpretation problem" is magnified for women using fertility tests since these women test several times during their cycle. Accordingly, we will be applying the same technological developments to our ovulation prediction product line and expect to launch an analogous test for fertility in the first half of "04. This planned fertility prediction product is intended to provide the same level of confidence in the test result as our planned pregnancy test.

Moving on to infectious diseases, in the first half of 2004 we expect to launch a new technology format Strep throat test targeted towards the Professional Diagnostic marketplace. In the US the launch will be through our newly acquired Wampole unit that specializes in selling to this marketplace. As with the last two products discussed, there has been quite some time since the introduction of a new test format for Strep throat. As you know, despite the widespread use of such tests in doctors' offices, physicians routinely send samples to a laboratory for confirmation. Our new test will be significantly more sensitive than current offerings, should reduce the number of false negatives and may reduce the need for laboratory verifications. We believe that such fast, accurate results should provide greater confidence to the physician in deciding quickly on a course of treatment. Again, we believe that this new product will provide us with the opportunity to achieve meaningful market share and we anticipate significant growth relative to our current Strep throat test sales.

The final product we want to mention is our home Prothrombin Test monitor for anti-coagulation therapy. We are currently targeting launch at the end of "04 and progress has been excellent. We are utilizing our experience in the diabetes area and are using the same kind of meter and strip design principles that were used in the One Touch Ultra blood glucose system that the team developed for our former parent, Inverness Medical Technology, which was sold to JNJ. Accordingly we expect the performance and ease of use of our planned product will be significantly better than with current offerings, especially in patients' hands. What one has to consider in designing this kind of device is the target consumer, who in this case may have limited manual dexterity and may be a little technophobic. It is therefore critical to minimize the barriers to use which are essentially pain and complexity. We have developed a new transduction method which we believe will allow us to achieve these aims and provide a much lower cost solution to anti-coagulation monitoring than those currently available. We anticipate that this will be a very popular product in the category.

As a final note you should be aware that we are also developing a series of transformational products in the area of cardiovascular disease management but do not anticipate launching these until after 2004. As such, it would be premature to discuss these at this time.

In closing, I will say that we are very excited about all of these products and proud of the response of those in our R&D organization who have risen to the challenge magnificently over the past 10 months.

With that, I'll hand back to Ron

Ron Zwanziger:

As you've probably gathered, we are pleased with the progress we have been making on a number of fronts, including the successful integration of our Unipath business and the nutritional and vitamin unit that we acquired in March. We also see much opportunity arising out the combination of our R & D and manufacturing strengths with Wampole's business, particularly its distribution system, which we acquired late last month.

We are also very pleased that Jack Wilkens has joined us to head the OTC aspects of our business. Jack has been the Managing Director of the diabetes unit which we sold to JNJ last year. We are confident that Jack's operational experience will continue the great strides achieved by David Toohey. David Toohey has assumed control of our professional diagnostics operations which recently expanded considerably with the acquisition of Wampole.

As we believe our actions and achievements indicate, we continue to focus on the research and development initiatives that will deliver the next generation of product advancements in the women's health and chronic disease management areas. Indeed, the progress to date gives us great confidence in our outlook for both the new product launches that Jerry discussed and the ones beyond.

Now, we would be happy to take your questions.

Q&A

Ron's Closing

As always, I would like to thank all of you for your continued support and interest

Thank you very much and have a good day.

QuickLinks

  EXHIBIT 99.2